Exhibit 22

                       Subsidiaries of the Registrant




Wright Express Corporation

SafeCard Services Insurance Company

SafeCard Travel Services, Incorporated

SafeCard Marketing, Incorporated


All other subsidiaries are inactive and insignificant.